Exhibit 5.1

                             Cahill Gordon & Reindel
                                 80 Pine Street
                               New York, NY 10005
                                 (212) 701-3000

                                  July 23, 1998


Engelhard Corporation
101 Wood Avenue
Iselin, New Jersey  08830-0770


Ladies and Gentlemen:

     We have acted as special counsel to Engelhard Corporation, a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to (i) up to $300 million aggregate principal amount (or such greater principal amount that may result from issuances with original issue discount) of the Company's unsecured senior debt securities (the "Senior Debt Securities") that may be issued from time to time pursuant to the indenture dated as of August 5, 1996 (the "Senior Indenture") and the Company's unsecured subordinated debt securities (the "Subordinated Debt Securities," and together with the Senior Debt Securities, the "Debt Securities") to be issued pursuant to the indenture (the "Subordinated Indenture," and together with the Senior Indenture, the "Indentures") to be substantially in the form filed as Exhibit 4.2 to the Registration Statement, and (ii) shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), that may be issuable upon conversion of certain Debt Securities.

     We advise you that, in our opinion, the Debt Securities have been duly authorized and (in the case of the Subordinated Debt Securities, upon execution and delivery of the Subordinated Indenture and, in the case of the Debt Securities, execution and authentication of the Debt Securities in accordance with the applicable Indenture and delivery to the purchasers thereof against payment therefor pursuant to a sale in the manner described in the Registration Statement, including the prospectus forming a part thereof (the "Prospectus") and any prospectus supplement thereto) will be legally issued, valid and binding obligations of the Company enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.



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     We also advise you that, in our opinion, shares of Common Stock issuable upon conversion of any Debt Securities that are convertible into Common Stock, when issued in accordance with the terms of the applicable Indenture upon conversion of such Debt Securities (assuming that such issuance has previously been authorized by all necessary corporate action by the Company's Board of Directors and otherwise), will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and related Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.


                                      Very truly yours,



                                      Cahill Gordon & Reindel



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